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EXHIBIT 10.9

                                AGREEMENT FOR THE
              LICENSE AND TRANSFER OF INTELLECTUAL PROPERTY RIGHTS
                     FROM LIGHTRAYS, LTD. TO XENONICS, INC.

      This Agreement is entered into at Carlsbad, California March 27, 1997.

                                    ARTICLE I
                                     PARTIES

      The parties to this Agreement are:

      LIGHTRAYS, LTD., a limited partnership organized under the California Revised Limited Partnership Act, herein "Licensor", and

      XENONICS, INC., a corporation organized under the laws of the State of Delaware, herein "Licenses".

                                   ARTICLE II

                                   DEFINITIONS

      The terms defined in this Article II unless the context otherwise requires, for all purposes of this agreement and any amendment hereto shall have the respective meaning herein set forth.

      (a) "Lightrays Patent" means that certain United States Patent No.
5036444.

      (b) "Lightrays Patent Improvements" means and includes all inventions, discoveries, techniques, systems, methods, processes, improvements, developments, enhancements and modifications (whether or not patentable, commercially useful or reducible to writing or practice) that Lightrays or its General Partner may hereafter, either solely or jointly with other, acquire, discover, invent, originate, make, develop, conceive or hay, rights to, in whole or in part pertaining to the Lightrays Patent herein defined, including, without limitation, (i) any such invention or other item the practice of which would fall within the scope of a claim of any Lightrays Patent Right, (ii) any Such invention or other item which may be competitive with operations or applications within the scope of any claim of any Lightrays Patent Right, any Lightrays Know-How, any of the Other Rights or any Lightrays Products, and (iii) any future application of the Lightrays Rights including by not limited to the X-100, X-200 Speech Beam Lamp, X-300 Beacon Lamp, X-400 Cinematography Lamp, aircraft landing lights and other marine search and spotlights.

      (c) "Lightrays Patent Know-How" means all confidential or proprietary information and knowledge not generally known to the public (including, without limitation, information and knowledge regarding inventions, discoveries, techniques, systems, methods and processes of any type, technical date, drawings, designs, manufacturing and design information, computer programs and other information), whether or not patentable and whether or not in written form, the Lightrays owns or possesses and that relates directly or indirectly to
(i) any Lightrays Patent

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Right or any product, process, design or other matter covered by any Lightrays
Patent Right, or (ii) the design, development, manufacture, testing, use of sale of any Lightrays Products.

      (d) "Lightrays Products" means (a) any light or light generating product that (i) is encompassed by the claim of the Patent or any patent that issues therefrom, or by the claims of any Lightrays Patent Know-How or Lightrays Patent Improvements related to such patents, or (ii) otherwise relate to methods of projecting light encompassed within the scope of the Lightrays Patent Rights, the Lightrays Patent Know-How or any Lightrays Patent Improvements; and (b) any products that otherwise utilize methods of projecting light and light frequencies encompassed within the scope of the Lightrays Patent Rights, the Lightrays Patent Know-How or any Lightrays Patent Improvements (regardless of whether such methods or products are currently in existence or are developed hereafter).

      (e) "Lightrays Rights" means the Lightrays Patent Rights, the Lightrays Know-How, and Other Rights and the Lightrays Patent Improvements.

      (f) "Other Rights" means (i) the trademarks identified with the Lightrays Products, (ii) any other trademark or service mark that is owned by the General Partner as of the date of this Agreement and that relates directly or indirectly to any Lightrays Patent Right, any Lightrays Patent Know-How or any Lightrays Products, (iii) any other Proprietary Right that is owned by the General Partner as of the date of this Agreement and that relates directly or indirectly to any Lightrays Patent Right, Lightrays Patent Know-How, or any Lightrays Products,
(iv) any Proprietary Right that is developed or acquired by the General Partner on or after the date of this Agreement and that relates directly or indirectly to any Lightrays Patent Right, any Lightrays Patent Know-How, any of the Lightrays Patent Improvements or any Lightrays Products, and (v) all goodwill of the General Partner and Herbert Parker relating directly or indirectly to the foregoing.

      (g) "General Partner" means World Wide Technologies, Inc., General Partner of Lightrays, Ltd.

      (h) "Interpretation". Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders, and vice versa, where applicable. Words importing the singular number shall include the plural number, and vice versa, unless the context shall otherwise dictate.

                                   ARTICLE III

                                     LICENSE

      The Licensor hereby grants to Licensee, an exclusive license, subject to the terms and conditions of this Agreement, to the intellectual property of the Licensor pertaining to the technology for a high intensity light developed on low voltage electric power supply, including but not limited to: patent, patent improvements, Lightrays Patent Improvements, Lightrays Know-How, Lightrays Product and Other Rights as herein defined.

A. Authority of Licensee, subject to the terms and conditions of this Agreement:

                                      -2-

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      (1) Licensee is authorized to manufacture or cause to be manufactured, sell, market, distribute, license, sublicense or otherwise market the products developed or produced pursuant to this grant.

      (2) To conduct such program for development, refinement, extension and perfection of the technology and to conduct such experiments and research as may lead to the application of the licensed technology to new products as are consistent with this Agreement and the business plan hereinabove referred to.

      (3) All conduct and activities of the Licensee pursuant to this Agreement shall be consistent with the manufacture and production of quality products manufactured in conformity with the highest commercial standards for utility and durability.

      (4) All business conducted by Licensee pursuant to this License shall be conducted and carried out in compliance with all Federal, State, and local laws and regulations applicable to the area where the business is conducted.

                                   ARTICLE IV

                                      TERM

      The covenants and conditions of this Agreement shall Continue and shall remain in effect until one of the following events shall occur:

A. Licensee shall not be in default of the terms of this Agreement and shall complete in full all payments as provided in Article 6 of this Agreement. Upon the full payment of consideration as provided in Article 6 this license shall terminate and the Licensee shall acquire all, rights which are the subject of this Agreement free and clear of any and all claims of the Licensor.

B. In the event Licensee, either by its acts or omission, shall commit a significant breach of this Agreement, and the Licensor terminate this Agreement by giving written notice of termination stating specifically the grounds and the basis for such termination, the license and the rights granted pursuant to this instrument shall terminate 60 days after the mailing of such notice unless said breach is cured within said 60 day period. The following matter shall be deemed to be significant breaches:

      (1) Licensee fails to initiate a program for the manufacture or marketing of the product utilizing the technology herein licensed within six months following the granting of this license or Licensee ceases to aggressively carry on a program for the development, manufacture or sale of any product under this license for a continuous period of three months following the execution of this Agreement.

      (2) The Licensee fails to make any significant payment to the Licensor pursuant to the terms of Article 6 of this Agreement within the period of eighteen months immediately following the execution of this Agreement.

      (3) The Licensee fails and refuses to protect the intellectual property rights herein licensed as provided in Article 8 of this Agreement after notice Of infringement

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      (4) Licensee challenges the rights of Licensor to the intellectual property which is the subject of this Agreement.

      (5) Licensee violates the obligations set forth in Article 9 pertaining to infringement as set forth in said Article 9.

      (6) Licensee fails to perform the provisions of this Agreement pertaining to assignments and sub-licensing as set forth in Article 12.

C. Immediately upon the expiration or termination of the license and the rights granted under this Agreement, by reason of Licensee's conduct as set forth in sub paragraph B of Article 4, Licensee agrees to cease and discontinue completely and permanently further use of the license intellectual property including any trade marks or trade names except that in the event the license and the rights granted under this Agreement expire or terminate, Licensee shall have a period of six months from the date of said expiration or termination to use its supplies of marketing material and products on which the licensed rights and trademarks have been applied prior to the date of the expiration or termination provided that such use of license trademarks shall otherwise be in accordance with the provisions of this Agreement.

      After the cancellation, expiration or termination of this Agreement by its terms, operation of law or otherwise, all rights, privileges and obligations arising from this Agreement shall cease to exist; provided however the confidentiality required in subsection A set forth in Article 11 of this Agreement shall remain in effect.

D. In the event this license is terminated pursuant to the provisions of Article 4 above, the parties agree that any consideration paid licensor prior thereto shall be deemed reasonable compensation to licensor for the rights granted during the effective term of this Agreement. Licensor shall retain all such consideration as liquidated damages for said breach.

E. Upon full performance of the obligation by Licensee, and payment of all consideration to Licensor as provided in Article 6, Licensor shall forthwith execute all paper and perform all acts required to vest legal title to the proprietary rights and patent which is the subject of the Agreement.

                                    ARTICLE V

                                    TERRITORY

      This license is granted to the licensee to be exercised throughout the world. Licensee agrees that any and all transactions carried out pursuant to this license which are conducted outside the United States shall be conducted in conformity with all statutory and regulatory requirements of the United States that may exist from time to time and at the time any particular transaction for export control and on all statutory or regulatory standards of the location and jurisdiction where the transaction is conducted.

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                                   ARTICLE VI

                                  CONSIDERATION

      As consideration for the licensing and sale of the patent and intellectual property rights which Lightrays, Ltd. agrees to transfer to Xenonics under the provisions of the Agreement, Xenonics agrees to pay to Lightrays, Ltd. an amount equal to the total investment to date by Lightrays, Ltd., by its individual partners and by its predecessors in the development of the patent, the proprietary rights and trade secrets, plus an additional sum equal to 100% of said investment and to transfer to Lightrays, Ltd. a 10% interest in Xenonics, Inc., a Delaware Corporation. The consideration shall be transferred and paid as follows:

A. 10% interest in the corporation shall be transferred immediately upon the execution of this Agreement.

B. Xenonics shall pay to Lightrays, Ltd. an amount equal to 66 and 2/3% of its gross profit until an amount equal to the investment of Lightrays has been paid in full.

C. After Xenonics has paid to Lightrays an amount equal to Lightrays, Ltd.'s investment in the technology as herein above provided in subparagraph B of this paragraph 3, Xenonics will pay to Lightrays, Ltd. a royalty of 3% of its annual gross sales until such time as it has paid to Lightrays, Ltd. an additional sum equal to 100% of the Lightrays, Ltd. investment in the light technology.

D. Upon completion of the payment as provided in this paragraph 3, and it performance of the conditions herein provided, Xenonics shall own, free from all claims of Lightrays, Ltd., all right, title and interest in and to the intellectual property transferred pursuant to this Agreement, including but not limited to U.S. Patent #5,036,444, together with any and all improvements, refinements, adoptions, developments or other information that has been generated or developed in any research or development program pertaining to the subject matter of this Agreement whether by Xenonics, or Lightrays, Ltd., or any other predecessor agreements.

E. For the purpose of this Agreement the partners of Lightrays, Ltd. total investment in the technology is to date $1,983,825.00.

F. The initial payments herein provided on account of the purchase price shall be made to Licensor no later than 60 days after the close of Xenonics fiscal year ending in 1998 on the basis of the year end financial statement prepared by a licensed CPA.

G. Gross profit for the purpose of this Agreement is defined as net profit before taxes. Annual gross sales as used in this paragraph include all income derived from the sales of either products or intellectual property rights.

                                      -5-

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                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES:

A. Licensor represents and warrants that it has the right, power and authority to enter into this Agreement and that the Agreement has been duly executed and delivered; that this Agreement is valid, legal and binding and does not contravene any other agreement to which the Licenser is a party or its partnership agreement.

B. Licensee represents and warrants that it has the right, power and authority to enter into this Agreement and that the Agreement has been duly executed and delivered and this Agreement is valid and legal and does not contravene in any country any other agreement to which the Licensee as a party has entered into or presently exists.

C. Licensor represents and warrants to Licensee: The Licensor has not previously assigned, transferred, conveyed, or otherwise encumbered such rights, title, or interest other than any encumbrance listed on the attached schedule.

D. The Licensor is the sole, exclusive owner of the intellectual property, all of which is free and clear of any liens, charges and encumbrance other than the encumbrances listed on the attached schedule, and no other person or entity has or shall have any claim of ownership with respect to the intellectual property whatsoever.

E. There are no claims, judgments, or settlements to be paid by the Licensor or pending claims or litigation relating to the intellectual property.

F. Parties acknowledge that a full and complete demonstration of the performance of a prototype of the product has been demonstrated to Licensee; that production products have not been produced and that Licensee enters into this Agreement with the understanding and intention to conduct studies on the development, refining and perfection of the products and the technology licensed under this Agreement prior to production.

                                  ARTICLE VIII

                               PROPRIETARY RIGHTS

A. The Licensee acknowledges that the Licensor is the sole owner of the proprietary rights and the intellectual property licensed by this Agreement and Licensee covenants that it shall not at any time during the term of this Agreement challenge or contest the Licensor's title or ownership in and to the intellectual property license.

B. The Licensee agrees on all occasions when the product or intellectual property is introduced into a new country, jurisdiction or area, Licensee agrees/will to take such action as is required to protect the intellectual property herein licensed.

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                                   ARTICLE IX

                                  INFRINGEMENT

A. During the term of this Agreement Licensor grants to the Licensee an independent right to initiate litigation against third parties for infringement of the property licensed under this Agreement.

B. Licensee shall notify Licensor of any infringement, imitations, or unauthorized possession of knowledge or use of the intellectual property by others which the Licensee becomes aware.

C. Licensor shall notify the Licensee if it obtains knowledge of infringing activity by any third party.

                                   ARTICLE X

                                CONFIDENTIALITY:

A. During the term of this Agreement, each party shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed or possessed by the other party, whether in tangible or intangible form, the confidentiality of which such other party takes reasonable measures to protect, including but not limited to the technology. Each party shall take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized persons or entities from obtaining or using such information. Each party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such information. Each party may disclose such information to its officers and employees to the extent necessary to enable such party to perform its obligations hereunder; provided, that such officers and employees have entered into an appropriate confidentiality agreement for secrecy and non-use as such information which by its terms shall be enforceable by injunctive relief at the instance of the disclosing party. Each party shall be liable for any unauthorized use and disclosure of such information by its officers and employees.

B. Notwithstanding the foregoing, the provisions of Section A hereof shall not apply to knowledge, information, documents or materials which the receiving party can conclusively establish: (i) have entered the public domain without such party's breach of any obligation owed to the disclosing party; (ii) have become known to the receiving party prior to the disclosing party's disclosure of such information to such receiving party; (iii) are permitted to be disclosed by the prior written consent of the disclosing party; (iv) have become known to the receiving party from a source other than the disclosing party other than by breach of an obligation of confidentiality owed to the disclosing party; (v) are disclosed by the disclosing party to a third party without restrictions on its disclosure; or (iv) are independently developed by the receiving party without breach of this Agreement.

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                                   ARTICLE XI

                           ASSIGNMENT AND SUB-LICENSE:

A. During the term of this Agreement Licensee is authorized to enter into sub-license agreement provided however, Licensee agrees to hold Licensor harmless for all damages or loss sustained by Licensee by such sub-license entered into by Licensee during the term of this Agreement and, if this Agreement is terminated subject to Section 4B herein at all times after such termination, that the licensee shall remain liable and at all times hereafter if this Agreement is terminated under Article 4B hereof for all claims, which arise under the sub-license agreement after the transfer. Licensee shall provide Licensor with advanced notification of all of the sub-licenses and provide Licensor of sub-licensee's identity and terms of the sub-license. Licensor, for good cause, may deny Licensee the right to execute any specific sub-license agreement proposal.

B. Licensee may assign the rights it acquired under the Agreement only with the written consent of the Licensor.

                                  ARTICLE XII

                                PAROLE EVIDENCE:

      This Agreement, including the documents incorporated herein by reference and assigned by Licensee and Licensor supersede all prior negotiations and contain the entire agreement of the parties. No draft of this Agreement, any changes or modifications made in the drafts in this Agreement or any difference between drafts of this Agreement and this Agreement shall be utilized in any manner, including as evidence of the parties intent or interpretation of this Agreement.

                                  ARTICLE XIII

                           TRADE MARK AND TRADE NAME:

      This License Agreement includes the grant of the right to use the trade name and trade mark, "LR-100", on the high intensity, low voltage lamp. The provisions, covenants, conditions, and terms of this license in addition to the conveyance of the technology, patent, proprietary rights, and trade secrets, also includes the trademark or trade name "LR-100" or "Lightrays 100" or "Lightrays". The Licensee and the Licensor agree that the value of a trade mark or trade name consists in its effectiveness of calling to a consumers' mind the owner's reputation for quality in connection with the goods sold under the mark. Licensee agrees that products produced under this License Agreement, utilizing the trade mark LR-100 or Lightrays or any other trademark or trade name attached to the products produced or sold under the technology licensed under this Agreement shall duly include the mark on or with all goods licensed to be sold under such mark shall include all notices and memoranda with respect to the mark as are and may be required by applicable Federal, State or local law within the territory which may be reasonably requested by the Licensor.

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                                  ARTICLE XIV

                 TRADE MARK AND TRADE NAME NOT USED ON PRODUCTS
                              NOT LICENSED HEREIN:

      Except as required by law, no product other than that which is licensed pursuant to this Agreement shall use the trade name, trademark, inscription, or designation which is affixed to goods or packaging for the goods or shall appear in advertising or promotion material placed or produced by the Licensee which marks are used on the products produced under this license.

                                   ARTICLE XV

                     TRADE MARK - TRADE NAME USE VARIATIONS:

      The Licensee shall at no time adopt or use without the Licensor's prior written consent any variation of the marks or any word or marks likely to be similar or confusingly similar with the mark used on products produced pursuant to this license.

                                  ARTICLE XVI

                                  SEVERABILITY:

      If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, the provision is fully severable; this Agreement is construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this agreement; and the remaining provisions of the Agreement will remain in full force and effect and will not be effected by the illegal, invalid, or unenforceable provision; and there will be added automatically as part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                                  ARTICLE XVII

                                    NOTICES:

      Any notice to be given or to be served on any party to this Agreement in connection with this Agreement must be in writing and is deemed to have been given and received when delivered to the address specified by the party to receive the notice. The notice shall be addressed to the respective parties at the address which they designate in writing to opposing party.

                                 ARTICLE XVIII

                            MISCELLANEOUS PROVISIONS:

A. Governing Law - This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of California.

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B. Binding Effect - Subject to the provisions of this Agreement relating to transferability, this Agreement is binding on and inures to the benefit of the Members, and their respective distributees, successors, and assigns.

C. Multiple Counterparts - This Agreement may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument. However, in making proof only one copy signed by the party to be charged is required.

D. Additional Documents and Acts - Each party agrees to execute and deliver additional documents and instruments and to perform all additional acts necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by it.

E. Amendments - All amendments to this Agreement must be in writing and signed by all of the parties.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective as of the date of the date signed by the last party to sign.

Date: 3/27, 1997                               LICENSOR: LIGHTRAYS, LTD.
                                               BY WORLD WIDE TECHNOLOGIES, INC.,
                                               a Nevada Corporation.

                                               By______________________________

Date: 3/27, 1997                               LICENSEE: XENONICS, INC.,
                                               a Delaware Corporation

                                               By_______________________________

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                         AMENDMENT TO AGREEMENT FOR THE
              LICENSE AND TRANSFER OF INTELLECTUAL PROPERTY RIGHTS
                     FROM LIGHTRAYS, LTD. TO XENONICS, INC.

      The parties to this Agreement agree:

      WHEREAS a License Agreement has heretofore been entered into between Lightrays, Ltd., a California limited partnership and Xenonics, Inc., a Delaware corporation on April ___, 1997, and

      WHEREAS the parties wish to acknowledge satisfaction by Xenonics of provisions of that Agreement and to clarify ambiguities existing in the language of said Agreement,

      IT IS HEREBY AGREED

      1. The requirements of Xenonics, Inc. specified in the last phrase of the sentence set forth in Article IV, Paragraph B, sub-paragraph (1) has as of the date of this document been satisfied.

      2.    The provisions of Article IV, Paragraph B set forth in sub-paragraph
            (2) are stricken from the Agreement as superfluous and inconsistent with the provisions of Article VI, Paragraph G.

Dated: June 9, 1997                            LIGHTRAYS, LTD.,
                                               a California limited partnership

                                               By: WORLDWIDE TECHNOLOGIES, INC.
                                                   its General Partner

                                               By_______________________________

Dated: June 9th 1997                           XENONICS, INC.,
                                               a Delaware Corporation

                                               By_______________________________
                                               President